Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF DESIGNATION

OF

SERIES A NON-VOTING NON-CONVERTIBLE PREFERRED STOCK

OF

PEPCO HOLDINGS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Pepco Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at four hundred million (400,000,000) shares of common stock, par value $0.01 per share, and forty million (40,000,000) shares of preferred stock, par value $0.01 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, privileges, voting powers and other rights of the shares of each such series and the qualifications, limitations or restrictions thereon.

3. The following resolution was adopted by action duly taken by the Board of Directors on April 29, 2014:

RESOLVED, that, pursuant to Article IV, Section C, of the Restated Certificate of Incorporation of the Company, the Board hereby authorizes the issuance of the Preferred Stock and the designation, preferences, privileges, voting powers and other rights of the shares of such Preferred Stock and the qualifications, limitations or restrictions thereon are as set forth in the certificate of designations establishing the Preferred Stock (the “Certificate of Designations”):

Section 1. Designation.

The designation of the series of preferred stock shall be “Series A Non-Voting Non-Convertible Preferred Stock” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Series A Preferred Stock shall be 18,000. That number from time to time may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized. The Company shall have the authority to issue fractional shares of Series A Preferred Stock. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Dividend Payment Date” has the meaning set forth in Section 4(a).

“Dividend Period” has the meaning set forth in Section 4(a).

“Dividend Record Date” has the meaning set forth in Section 4(a).

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and, if applicable, any transfer agent, registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Liquidation Preference Amount” means $10,000.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 29, 2014, by and among the Company, Exelon Corporation, a Pennsylvania corporation, and Purple Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Exelon Corporation.

“Other Merger Agreement Termination Event” means any termination of the Merger Agreement that is not a Regulatory Termination (as such term is defined in the Merger Agreement).

“Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Redemption Event” has the meaning set forth in Section 4(a).

“Regulatory Failure Merger Agreement Termination Event” means the occurrence of a Regulatory Termination (as such term is defined in the Merger Agreement).

“Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Series A Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series A Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, or any duly authorized committee thereof, but only out of assets legally available therefor, cumulative, non-participating cash dividends on the Liquidation Preference Amount per share of Series A Preferred Stock at the rate per annum specified below, and no more, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue daily on the

Liquidation Preference Amount per share (as from the date on which a Holder acquires such share of Series A Preferred Stock until the occurrence of a Regulatory Failure Merger Agreement Termination Event, an Other Merger Agreement Termination Event, or any redemption pursuant to Section 6(a)(i) (each, a “Redemption Event”) at a rate per annum equal to 0.1% (one-tenth of one percent). If, on any Dividend Payment Date, the Company fails to pay dividends in respect of the Series A Preferred Stock equal to all dividends on the Series A Preferred Stock accrued but unpaid as of such date, the accrued but unpaid dividends on the Series A Preferred Stock shall nonetheless accumulate and compound (at a rate per annum equal to 0.1% (one-tenth of one percent)) on such Dividend Payment Date and shall remain accumulated, compounding dividends at such 0.1% rate, until paid pursuant hereto. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth day of the calendar month in which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, or any duly authorized committee thereof, that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360 day year of twelve 30 day months. As from the date and time of a Redemption Event, any pending dividend payments in respect of the Series A Preferred Stock shall be canceled and no further dividends in respect of the Series A Preferred Stock shall be payable.

(b) Priority of Dividends. Such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or a duly authorized committee thereof, may be declared and paid on any Senior Stock, Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends. Neither the declaration nor the paying by the Company of, nor the failure by the Company to declare or pay, dividends to the Holders of the Series A Preferred Stock shall be a pre-condition to, prohibit or otherwise have any effect on, the declaration or payment of any dividend in respect of any Senior Stock, Junior Stock or Parity Stock or any other class or series of authorized stock of the Company.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the Liquidation Preference Amount per share, plus any any unpaid accrued and accumulated dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up, if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all

Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, unless waived by Holders of a majority of the shares of Series A Preferred Stock, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, and the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company other than the Merger contemplated by the Merger Agreement shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption.

(i)	Optional Redemption at Any Time. The Company, at the option of its Board of Directors, or any duly authorized committee thereof, may, at any time, redeem out of funds legally available therefor, in whole or in part, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon.

(ii)	Optional Redemption in Connection with a Regulatory Failure Merger Agreement Termination Event. In the event that a Regulatory Failure Merger Agreement Termination Event occurs, the Company, at the option of its Board of Directors, or any duly authorized committee thereof, may redeem all of the shares of Series A Preferred Stock at the time outstanding, which redemption shall be effective as of the time of such Regulatory Failure Merger Agreement Termination Event, at a redemption price equal to $0.01 per share. As of the time of such Regulatory Failure Merger Agreement Termination Event, all of the shares of Series A Preferred Stock shall be considered redeemed and no longer outstanding. For the avoidance of doubt, the delivery, pursuant to the Merger Agreement, of a notice of the Regulatory Termination (as such term is defined in the Merger Agreement) of the Merger Agreement shall be sufficient notice to the Holders of the redemption of the Series A Preferred Stock pursuant to this Section 6(a)(ii) and shall be effective immediately upon delivery.

(b) Mandatory Redemption in Connection with an Other Merger Agreement Termination Event. In the event that an Other Merger Agreement Termination Event occurs, the Company shall promptly provide notice as contemplated by Section 6(c) below and redeem out of funds legally available therefor, in whole, the shares of Series A Preferred Stock at the time outstanding, at a redemption price equal to the Liquidation Preference Amount per share, plus any unpaid accrued and accumulated dividends thereon.

(c) Notice of Redemption. Notice of any redemption of shares of Series A Preferred Stock pursuant to Section 6(a)(i) or Section 6(b) shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least five business days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the number of shares of Series A Preferred Stock to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Section 7. Conversion Rights.

Series A Preferred Stock shall not be convertible into Senior Stock, Junior Stock or any other security, and does not otherwise have any conversion rights.

Section 8. Voting Rights.

(a) Except as otherwise provided in Section 8(b) hereof or as otherwise required by law, the holders of Series A Preferred Stock shall have no right or power to vote on any matter submitted to a vote of stockholders.

(b) The Company shall not (by amendment, merger, consolidation or otherwise), without the prior approval, by vote or written consent, of the holders of a majority of the Series

A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock or (ii) amend or repeal the Certificate of Incorporation in any manner which adversely affects the rights, preferences or voting powers of the Series A Preferred Stock.

Section 9. Preemption.

The Holders shall not have any rights of preemption.

Section 10. Rank.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock, Parity Stock or any class or series of Senior Stock or any other securities ranking senior to the Series A Preferred Stock as to dividends and/or the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 11. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, or any other duly authorized committee thereof, may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent.

Section 12. Unissued or Reacquired Shares.

Shares of Series A Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 13. No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section 14. Transfer Agent, Registrar and Paying Agent.

The Company shall be the initial transfer agent, registrar and paying agent for the Series A Preferred Stock and may, at its discretion, appoint a substitute, transfer agent, registrar or paying agent, provided that the Company provides notice of such substitution by first-class mail, postage prepaid, to the Holders.

Section 15. Replacement Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 16. Transfer Taxes.

The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 17. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 701 Ninth Street, N.W., Washington, D.C. 20068 (Attention: Corporate Secretary) or other agent of the Company designated as permitted by this Certificate of Designation or (ii) if to any Holder, to, 10 S. Dearborn, Corporate Headquarters, 54th Floor, Chicago, IL 60603 (Attention: General Counsel).

Section 18. Derivative Actions.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

Section 19. Restrictions On Transfer.

The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to the redemption provisions of Section 6. No Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

Section 20. Other Rights.

The shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than as specifically set forth herein or in the Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Chairman of the Board, President and Chief Executive Officer this 29th day of April, 2014.

PEPCO HOLDINGS, INC.

By:	/s/ Joseph M. Rigby
Name:	Joseph M. Rigby
Title:	Chairman of the Board, President and Chief Executive Officer

Exhibit A

FORM OF

SERIES A NON-VOTING NON-CONVERTIBLE PREFERRED STOCK

FACE OF SECURITY

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER, THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.

THE SERIES A PREFERRED STOCK IS NON-TRANSFERRABLE, EXCEPT AS EXPRESSLY PERMITTED PURSUANT TO THE REDEMPTION PROVISIONS OF SECTION 6 OF THE CERTIFICATE OF DESIGNATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. NO HOLDER MAY OFFER, REOFFER, SELL, ASSIGN TRANSFER, PLEDGE, ENCUMBER, HYPOTHECATE, GRANT OR OTHERWISE DISPOSE OF ANY OF THE SHARES OF SERIES A PREFERRED STOCK, AND NO HOLDER SHALL ENTER INTO ANY AGREEMENT TO DO ANY OF THE FOREGOING. ANY TRANSFER OR PURPORTED TRANSFER OF SERIES A PREFERRED STOCK IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL, VOID AND OF NO EFFECT.

Certificate Number	Number of Shares of Series A Preferred Stock

Series A Non-Voting Non-Convertible Preferred Stock

(par value $0.01 per share)

(liquidation preference U.S.$10,000 per share)

of

PEPCO HOLDINGS, INC.

Pepco Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred shares of the Company designated the Series A Non-Voting Non-Convertible Preferred Stock, with a par value of $0.01 per share and a liquidation preference of U.S.$10,000 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to the redemption provisions of Section 6 of the Certificate of Designation (as defined below). No Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated April [29], 2014 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, this certificated has been executed on behalf of the Company by its [Title] this [29th] day of April, 2014.

PEPCO HOLDINGS, INC.

By:
Name:
Title:

REVERSE OF SECURITY

Dividends on each share of Series A Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The shares of Series A Preferred Stock are not convertible into any other securities and bear no other conversion rights.

The shares of Series A Preferred Stock shall be redeemable at option of the Company in the manner and accordance with the terms set forth in the Certificate of Designation.

The shares of Series A Preferred Stock are subject to mandatory redemption by the Company in the manner and accordance with the terms set forth in the Certificate of Designation.

The Series A Preferred Stock is non-transferrable, except as expressly permitted pursuant to the redemption provisions of Section 6 of the Certificate of Designation. No Holder may offer, reoffer, sell, assign, transfer, pledge, encumber, hypothecate, grant or otherwise dispose of any of the shares of Series A Preferred Stock, and no Holder shall enter into any agreement to do any of the foregoing. Any transfer or purported transfer of Series A Preferred Stock in violation of the foregoing restrictions shall be null, void and of no effect.

The shares of Series A Preferred Stock shall not have voting rights or consent rights on any matter except in each case as required by Delaware law.

The shares of Series A Preferred Stock shall not confer upon its Holders any right to bring derivative actions against or on behalf of the Company.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.